EXHIBIT 1.1




Exhibit 1.1 Memorandum and Articles of Association and bylaws of Millicom International Cellular S.A.

                      MILLICOM INTERNATIONAL CELLULAR S.A.
                                societe anonyme
                 Siege social : Bertrange, 75, route de Longwy
                          R.C. Luxembourg : B - 40.630
                               STATUTS COORDONNES
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CHAPTER I.- FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Name

     There is hereby established among the subscribers and all those who may become owners of the shares hereafter created a Company in the form of a societe anonyme which will be governed by the laws of the Grand Duchy of Luxembourg ("Luxembourg") and by the present Articles as may be amended from time to time.

     The Company will exist under the name of "MILLICOM INTERNATIONAL CELLULAR S.A.".

Article 2. Registered Office

     The Company will have its registered office in Bertrange (Luxembourg).

     The registered office may be transferred to any other place within Luxembourg by a resolution of the board of directors.

     In the event the board of directors determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a Luxembourg Company. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Article 3. Purposes

     The purposes for which the Company is formed are to engage in all transactions pertaining directly or indirectly to the acquisition of participating interests in any business enterprise, including but not limited to, the administration, management, control and development of any such enterprise, and to engage in all other transactions in which a company created under the laws of Luxembourg may engage.

Article 4. Duration

     The Company is formed for an unlimited duration.



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CHAPTER II.- CAPITAL, SHARES

Article 5. Corporate Capital

     The Company has an authorized capital of one hundred ninety-nine million nine hundred ninety-nine thousand eight hundred United States Dollars (U.S.$ 199,999,800) divided into thirty-three million three hundred thirty three thousand three hundred (33,333,300) shares with a par value of six United States Dollars (U.S.$ 6) per share.

     The Company has an issued capital of one hundred forty-two million two hundred forty-nine thousand four hundred fifty-eight United States Dollars (U.S.$ 142,249,458) divided into twenty-three million seven hundred eight thousand two hundred firty-three (23,708,243) shares with a par value of six United States Dollars (U.S.$ 6) per share, fully paid-in.

     The capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required by the laws of Luxembourg for amendment of these Articles of Incorporation.

     The board of directors is authorized and empowered to:

     o realize any increase of the corporate capital within the limits of the authorized capital in one or several successive tranches, by the issuing of new shares, against payment in cash or in kind, by conversion of claims or in any other manner;

     o determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares; and

     o remove or limit the preferential subscription right of the shareholders in case of issue of shares against payment in cash.

     This authorization is valid for a period of 5 (five) years from the date of publication of the present deed and it may be renewed by a general meeting of shareholders for those shares of the authorized corporate capital which up to then will not have been issued by the board of directors.

     Following each increase of the corporate capital realized and duly stated in the form provided for by law, the second paragraph of this article 5 will be modified so as to reflect the actual increase; such modification will be recorded in authentic form by the board of directors or by any person duly authorized and empowered by it for this purpose.

Article 6. Shares

     The shares will be in the form of registered shares.

     Every holder of shares shall be entitled, without payment, to receive one registered certificate for all such shares or to receive several certificates for one or more of such shares upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the board of directors may from time to time determine. A registered holder who has transferred part of the shares comprised in his registered holding shall be entitled to a certificate for the balance without charge.

     Share certificates shall be signed by two directors. Both such signatures may be either manual, or printed, or by facsimile. The Company may issue temporary share certificates in such form as the board of directors may from time to time determine.

     Shares of the Company shall be registered in the register of shareholders which shall be kept by the Company or by one or more persons designated therefore by the Company; such register shall contain the



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name of each holder, his residence or elected domicile and the number of shares held by him. Every transfer and devolution of a share shall be entered in the register of shareholders.

     The shares shall be freely transferable.

     Transfer of shares shall be effected by delivering the certificate or certificates representing the same to the Company along with an instrument of transfer satisfactory to the Company or by written declaration of transfer inscribed in the register of shareholders, dated and signed by the transferor, or by persons holding suitable powers of attorney to act therefor.

     Every shareholder must provide the Company with an address to which all notices and announcements from the Company may be sent. Such address will also be entered in the register of shareholders.

     In the event that such shareholder does not provide such an address, the Company may permit a notice to this effect to be entered in the register of shareholders and the shareholder's address will be deemed to be at the registered office of the Company, or such other address as may be so entered by the Company from time to time, until another address shall be provided to the Company by such shareholder. The shareholder may, at any time, change his address as entered in the register of shareholders by means of a written notification to the Company at its registered office, or at such other address as may be set by the Company from time to time and notice thereof given to the shareholders.

     The Company will recognize only one holder of a share of the Company. In the event of joint ownership, the Company may suspend the exercise of any right deriving from the relevant share until one person shall have been designated to represent the joint owners vis-a-vis the Company.

     If any shareholder can prove to the satisfaction of the Company that his share certificate has been mislaid, lost, stolen or destroyed, then, at his request, a duplicate certificate may be issued under such conditions as the Company may determine subject to applicable provisions of law.

     Mutilated share certificates may be exchanged for new ones on the request of any shareholder. The mutilated certificates shall be delivered to the Company and shall be annulled immediately.

     The Company may repurchase its own shares. A shareholder wishing to have all or part of his shares repurchased shall notify the Board of Directors in writing ("the Repurchase Request") specifying the number of shares that he wishes to have repurchased. The Board shall at its own discretion decide if the Company shall repurchase the shares offered for repurchase within thirty (30) days from receipt of the Repurchase Request notifying the requesting shareholder of its decision and, if applicable, the price which the Board of Directors determines to be "the fair market value" as of the last day of the calendar quarter immediately preceding the date of the Repurchase Request. The Board of Directors may at its discretion decide to have the fair market value determined by an appraisal carried out by an internationally recognized investment bank.

     The requesting shareholder shall within fifteen (15) days from reception of the Company's response to the Repurchase Request notify the Board of Directors if the shareholder wishes to proceed with the repurchase at the price determined by the Board of Directors. If the shareholder wishes to proceed with the repurchase the shareholder must, together with a written notice to this effect, deliver to the Company at its registered office any share certificate, if issued, evidencing ownership of the shares to be repurchased, duly endorsed for transfer to the Company.

     The repurchase shall be deemed to have been effected on the date on which the Company shall have received the notice and certificate(s), if applicable, ("the Repurchase Date"). All shares repurchased by the Company shall no longer be deemed to be outstanding and any rights with respect to such shares, other than the right to receive the repurchase price thereon, shall cease to exist. The Company shall pay to the shareholder the repurchase price for the shares offered for repurchase within thirty (30) days after the Repurchase Date.


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     For the purpose of this Article, the repurchase price shall be the price determined by the board of directors as a "fair market value". The fair market value of the shares tendered for repurchase may at the discretion of the board of directors be determined by an independent appraisal as of the last day of the calendar quarter of the Company immediately preceding the Repurchase Date, which appraisal shall be carried out by an internationally recognized investment bank mutually agreed by the board of directors and the shareholder. The determination of the investment bank shall be final and binding on both parties, provided, however, that the shareholder may, in his sole discretion, cancel the exercise of the repurchase if the repurchase price so determined is unacceptable to the shareholder for any reason.

CHAPTER III.- BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 7. Board of Directors

     The Company will be administered by a board of directors composed of at least 6 (six) members. Members of the board of directors need not be shareholders of the Company.

     The directors will be elected by the shareholders' meeting, which will determine their number, for a period not exceeding 6 (six) years, and they will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution of the shareholders' meeting.

     In the event of a vacancy on the board of directors, the remaining directors may meet and may elect by majority vote a director to fill such vacancy until the next meeting of shareholders.

Article 8. Meetings of the Board of Directors

     The board of directors will choose from among its members a chairman. It may also choose a secretary, who need not be a director, who will be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders.

     The board of directors will meet upon call by the chairman. A meeting of the board must be convened if any two directors so require.

     The chairman will preside at all meetings of shareholders and of the board of directors, but in his absence the general meeting or the board will appoint another person as chairman pro tempore by vote of the majority present at such meeting.

     Except in cases of urgency or with the prior consent of all those entitled to attend, at least 3 (three) days' written notice of board meetings shall be given. Any such notice shall specify the time and place of the meeting and the nature of the business to be transacted....

     The notice may be waived by the consent in writing or by telefax, cable, telegram or telex of each director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the board of directors.

     Every board meeting shall be held in Luxembourg or at such other place as the board may from time to time determine.

     Any director may act at any meeting of the board of directors by appointing in writing or by telefax, cable, telegram or telex another director as his proxy.

     A quorum of the board shall be the presence of 4 (four) of the directors holding office.

     Decisions will be taken by the affirmative votes of a simple majority of the directors present or represented.


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     In case of urgency, a written decision, signed by all the directors, is proper and valid as though it had been adopted at a meeting of the board of directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content.

     One or more members of the board may participate in a meeting by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

Article 9. Minutes of meetings of the Board of Directors

     The minutes of any meeting of the board of directors will be signed by the chairman of the meeting. Any proxies will remain attached thereto.

     Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the chairman or by any two members of the board of directors.

Article 10. Powers of the Board of Directors

     The board of directors is vested with the broadest powers to perform all acts necessary or useful for accomplishing the corporate object of the Company. All powers not expressly reserved by law or by the present articles to the general meeting of shareholders are in the competence of the board of directors.

Article 11. Delegation of Powers

     The board of directors may delegate the daily management of the Company and the representation of the Company within such daily management to one or more directors, officers, executives, employees or other persons who may but need not be shareholders, or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.

     Delegation of daily management to a member of the board is subject to previous authorization by the general meeting of shareholders.

Article 12. Directors' Remuneration

     Each of the directors will be entitled to fees for acting as such at such rate as may from time to time be determined by resolution of the general meeting of shareholders. Any director to whom is delegated daily management or who otherwise holds executive office will also be entitled to receive such remuneration (whether by way of salary, participation in profits or otherwise and including pension salary and including pension contributions) as the board of directors may from time to time decide.

Article 13. Conflict of Interests

     No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company has a personal interest in, or is a director, associate, officer or employee of such other company or firm. Subject to the following provisions of this Article, any director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

     In the event that any director or officer of the Company may have any personal interest in any transaction of the Company, he shall make known to the board such personal interest and shall not consider or vote on any such transaction, and such transaction and such director's or officer's interest therein shall be reported to the next general meeting of shareholders.


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     The Company shall indemnify any director or officer and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Article 14. Representation of the Company

     The Company will be bound towards third parties by the joint signatures of any two directors or by the individual signature of the person to whom the daily management of the Company has been delegated, within such daily management, or by the joint signatures or single signature of any persons to whom such signatory power has been delegated by the board, but only within the limits of such power.

Article 15. Auditors

     The supervision of the operations of the Company is entrusted to one or more auditors who need not be share-holders.

     The auditors will be elected by the shareholders' meeting by a simple majority of the votes present or represented at such meeting, which will determine their number, for a period not exceeding (6) six years. They will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution adopted by a simple majority of the shareholders present or represented at a meeting of shareholders.

CHAPTER IV.- MEETINGS OF SHAREHOLDERS

Article 16. Powers of the meeting of shareholders

     Any regularly constituted meeting of shareholders of the Company represents the entire body of shareholders. It has the powers conferred upon it by law.

Article 17.

     The board of directors will determine in the convening notice the formalities to be observed by each shareholder for admission to a general meeting of the shareholders.

Article 18. Annual General Meeting

     The annual general meeting will be held in the Grand-Duchy of Luxembourg, at the registered office of the Company or at such other place as may be specified in the notice convening the meeting on the last Tuesday of May of each year, at 4.00 p.m., and for the first time in 1993. If such day is a public holiday, the meeting will be held on the next following business day.

Article 19. Other General Meetings

     The board of directors may convene other general meetings. Such meetings must be convened if shareholders representing at least 1/5 (one fifth) of the Company's capital so require.

     Shareholders' meetings, including the annual general meeting, may be held abroad if, in the judgment of the board of directors, which is final, circumstances of force majeure so require.


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Article 20. Procedure, Vote

     Shareholders will meet upon call by the board of directors or the auditor or the auditors made in the forms provided for by law. The notice will contain the agenda of the meeting.

     If all the shareholders are present or represented at a shareholders' meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

     A shareholder may act at any meeting of the shareholders by appointing as his proxy by instrument in writing or by telefax, cable, telegram or telex another person who need not be a shareholder.

     The board of directors may determine all other conditions that must be fulfilled in order to take part in a shareholders' meeting.

     The shareholders of the Company shall be entitled at each meeting of the shareholders to one vote for every share.

     Except as otherwise required by law, a simple majority of the votes present or represented at a general meeting is needed to adopt a resolution.

     Except as otherwise required by these statutes or by law, a majority of three quarters (3/4) of the votes present or represented at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders, PROVIDED, however, that in addition a quorum of presence of two-thirds (2/3) of the holder of the issued shares of the Company shall be required to approve the following proposed actions: (i) to amend these articles concerning the purpose and form of the Company, (ii) to liquidate or dissolve the Company, (iii) to merge or consolidate the Company with any other entity or (iv) to sell shares in an initial Public Offering. Unless required by these statutes or determined by the chairman of the meeting to be advisable, the vote on any question other than the election of directors need not be by ballot, provided that each shareholder is entitled to request a vote by secret ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by proxy, if there be such proxy, and shall state the number of shares held.

     "Public Offering" means the sale to the public of the Company's voting stock, if, immediately following such sale, such voting stock is quoted on a recognized securities exchange or traded over-the-counter, and the shares sold to the public have a market value (based on the closing price on the date of commencement of such trading) in excess of U.S.$ 5,000,000 (five million United States Dollars).

     Copies or extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by the chairman or by any two members of the board of directors.

CHAPTER V. FINANCIAL YEAR, DISTRIBUTION OF PROFITS

Article 21. Financial Year

     The Company's financial year begins on the first day of January and ends on the last day of December in every year, except that the first financial year will begin on the date of formation of the Company and will end on the last day of December 1992.

     The board of directors shall prepare annual accounts in accordance with the requirements of Luxembourg law and accounting practice.


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Article 22. Appropriation of Profits

     From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. That allocation will cease to be required as soon and for as long as such reserve amounts to ten per cent (10%) of the aggregate par value of the issued capital of the Company.

     Upon recommendation of the board of directors, the general meeting of shareholders determines how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholders as dividend.

     Subject to the conditions fixed by law, the board of directors may pay out an advance payment on dividends. The board fixes the amount and the date of payment of any such advance payment.

     Dividends may also be paid out of unappropriated net profit brought forward from prior years. Dividends shall be paid in United States Dollars or by free allotment of shares of the Company or otherwise in specie as the directors may determine, and may be paid at such times as may be determined by the board of directors. Payment of dividends shall be made to holders of shares at their addresses in the register of shareholders. No interest shall be due against the Company on dividends declared but unclaimed.

     Shareholders are entitled to share in the profits of the Company pro rata to the paid up par value of their shareholding.

CHAPTER VI.- DISSOLUTION, LIQUIDATION

Article 23. Dissolution, Liquidation

     The Company may be dissolved by a decision taken in a meeting of shareholders resolving at the same conditions as to quorum of presence and majority as those imposed by Article 20.

     Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the general meeting of shareholders, which will determine their powers and their compensation.

     The shares carry a right to a repayment (from the assets available for distribution to shareholders) of the nominal capital paid up in respect of such shares and the right to share in surplus assets on a winding up of the Company pro rata to the par value paid up on such shares.

CHAPTER VII.- APPLICABLE LAW

Article 24. Applicable Law

     All matters not governed by these articles of incorporation shall be determined in accordance with the Luxembourg law of August 10th, 1915 on commercial companies, as amended.


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